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News from The Timber Company

Release No. C-1581 Contact: Ken Haldin (404) 652-6098 Greg Guest (404) 652-4739
April 19, 2000

The TIMBER COMPANY REPORTS FIRST QUARTER EARNINGS

           ATLANTA -- The Timber Company (NYSE: TGP) today reported net income of $40 million (49 cents diluted earnings per share) for first quarter 2000 compared with first quarter 1999 net income of $47 million (54 cents diluted earnings per share).

           Operating profits for first quarter 2000 were $75 million compared with $96 million for the same period in 1999. Net sales during first quarter 2000 were $102 million versus $141 million in first quarter 1999.

           "The Timber Company's earnings remained strong despite lower sales attributable in part to its smaller land base following the sale of more than one million acres in California, Maine and New Brunswick, Canada, last year," said A. D. "Pete" Correll, Georgia-Pacific Corp. chairman and chief executive officer. "Its performance continues to demonstrate that, through intensive management focus, we provide ongoing value for our shareholders."

           Donald L. Glass, president and chief executive officer of The Timber Company, said, "I was very pleased with our first quarter results, despite unseasonably dry conditions across the South that kept prices below normal seasonal levels.

           "During this year's first quarter, The Timber Company's harvest volumes were
9 percent below fourth quarter 1999 levels and in several local markets planned harvest volumes were deferred until later in the year," Glass said. "No change is expected in the annual harvest plan overall, and we continue to execute our strategy of optimizing sales returns by balancing local demand with the timing of our open market sales.

           "Our ongoing tactical land sales program is working well as we strive to improve the quality of our portfolio and identify alternative uses for acres that are better suited for non-timber production. Log demand is solid as building products markets remain strong and pulp and paper demand accelerates," he said.

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           "During the 2000 first quarter, prices trended modestly higher for Southern softwood sawtimber from fourth quarter 1999 levels while softwood pulpwood prices remained steady, despite unseasonably dry weather conditions. Our markets in the West were very strong, with Douglas fir prices up approximately 30 percent from first quarter 1999 and 9 percent higher than in fourth quarter 1999. Western timber markets were bolstered by improved demand for logs domestically and in Asia, as well as by normal wet winter conditions," Glass said.

           "The outlook for the balance of the year is encouraging as we expect demand for sawtimber to remain steady and pulpwood demand to increase as paper volumes improve," Glass concluded .

           During first quarter 2000, lower interest expense and gains from tactical land sales helped offset lower harvest volumes. Net of interest income from a note receivable from the California timberland sale in December 1999, interest expense was $10 million versus $18 million in the first quarter 1999. Pre-tax land sales gains were $10 million in the first quarter 2000 versus $4 million in the first quarter 1999.

           The Timber Company returned $42 million to shareholders during first quarter 2000 through share repurchases ($21 million) and dividends ($21 million). The company repurchased a total of approximately 1,075,000 shares of The Timber Company common stock during the quarter at an average price of $22.77 per share. At quarter's end, there were 81.8 million shares outstanding.

           Headquartered at Atlanta, The Timber Company (www.thetimbercompany.com) is a separate operating group of Georgia-Pacific Corp. and its performance is reflected in one of the corporation's two common stocks. The Timber Company manages 4.7 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users, including Georgia-Pacific Group (NYSE: GP).

           Also today, Georgia-Pacific Corp. provided consolidated results for The Timber Company and Georgia-Pacific Group for first quarter 2000. The corporation recorded consolidated net income of $234 million for the three months ended April 1, 2000, compared with consolidated net income of $146 million for the 1999 first quarter.

Certain statements contained in this release, including statements regarding sawtimber and pulpwood demand and pricing, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general global economic conditions on the demand for timber, particularly the strength of the pulp and paper markets, the effect of any material changes in the available supply of timber, including the levels of harvests from public lands, the effect of government, legislative and environmental restrictions on the harvesting of private timberlands, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended January 1, 2000, and Form 8-K dated October 17, 1996.

A tabulation of results for The Timber Company follows:

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THE TIMBER COMPANY
Operating Highlights
(In millions, except per share amounts)
(unaudited)

	First Quarter 2000	First Quarter 1999
NET SALES	$ 64	$ 86
Timber - Georgia-Pacific Group Timber - Third Parties Delivered Stumpage Other Total net sales Operating profits Interest expense Provision for income taxes Net income	8 28 2 $ 102 $ 75 (10) (25) $ 40	13 40 2 $ 141 $ 96 (18) (31) $ 47
Basic and diluted per share: Net income per share	$ 0.49	$ 0.54
Average number of shares outstanding: Basic Diluted	82.3 82.5	86.4 86.6

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